As filed with the Securities and Exchange Commission on July 16, 1996
                                                Registration No. 33-______


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                               ____________________
                                     Form S-8
                              REGISTRATION STATEMENT
                                      Under
                            THE SECURITIES ACT OF 1933
                               ____________________

                          PRESIDENTIAL LIFE CORPORATION
                (Exact name of registrant as specified in charter)

          Delaware                                13-2652144
  (State of Incorporation)              (I.R.S. Employer Identification No.)

                                   HERBERT KURZ
                          Presidential Life Corporation
                                69 Lydecker Street
                                 Nyack, NY 10960
                                  (914) 358-2300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                            1996 Stock Incentive Plan
                             (Full title of the plan)

                                     Copy To:

                              Samuel Goldfarb, Esq.
                  Morgenthau, Greenes, Goldfarb & Aronauer, P.C.
                         575 Lexington Avenue, 31st Floor
                                New York, NY 10022
                                  (212) 888-2005
                               ____________________

                         CALCULATION OF REGISTRATION FEE

Title of       Amount         Proposed            Proposed          Amount of
securities     to be          maximum offering    maximum           registra-
to be          registered     price per share     aggregate         tion fee
registered                                        offering price

Common Stock,
$.01 par value  1,000,000      $9.9375  <1>       $9,937,500        $3,426.72

<1>  Calculated pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices for the Common Stock, as reported on the Nasdaq National Market for July 15, 1996.


                                      PART I

               INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan information*

Item 2.   Registrant information and Employee Plan Annual Information*

*Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.


                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

   The following documents filed by Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this registration statement:

        (1) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        (2) Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and Registrant's Current Reports on Form 8-K, dated January 16, 1996 and June 3, 1996; and

        (3) Registrant's proxy statement, dated April 29, 1996, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with its Annual Meeting of Stockholders held on May 29, 1996.

   In addition, all documents subsequently filed by Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

        The Registrant has 100,000,000 shares of authorized capital stock, consisting of 100,000,000 shares of Common Stock. As of July 15, 1996, there were 33,201,797 shares of Common Stock issued and outstanding and held by 1,095 holders of record. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The following summary description of the capital stock of the Registrant is qualified in its entirety by reference to the Certificate of Incorporation (the
"Certificate") and the Bylaws of the Registrant.

   Dividends The holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends will be paid out of assets legally available therefor and will be distributed pro rata in accordance with the number of shares of Common Stock held by each such holder.

   Voting Rights Each holder of Common Stock is entitled to one vote per share.

   Liquidation Rights In the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Registrant, the holders of Common Stock will be entitled to receive and share ratably in all net assets available for distribution to stockholders.

   Other Terms There is no cumulative voting of shares. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefit of any sinking fund.

Item 6. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law empowers a Delaware corporation, including Registrant, to indemnify its directors, officers, employees and agents under certain circumstances. The Certificate provides that the Registrant shall, to the fullest extent permitted under the Delaware General Corporate Law, as now or hereafter in effect, indemnify all persons whom it may indemnify thereunder. In addition, the Certificate, Bylaws and certain resolutions of the Board of Directors of Registrant provide that Registrant shall indemnify such persons to the fullest extent permitted by law.

   Registrant has entered into indemnification agreements with each of the members of its Board of Directors and certain of its officers (collectively, the "Indemnification Agreements"). Each of the Indemnification Agreements provides the indemnified party with a contractual right to indemnification to the fullest extent provided by law and, without limiting the generality of the foregoing, to the fullest extent permitted by the Certificate and Bylaws.

   Registrant maintains a directors' and officers' liability insurance policy insuring Registrant's officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring Registrant, under certain circumstances, in the event that indemnification payments are made by Registrant to such officers and directors.


Item 8. Exhibits

   See Index to Exhibits on page S-6.

Item 9. Undertakings

   (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the annual report of the Plan pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                    SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nyack, State of New York, on the 15th day of July, 1996.


                            PRESIDENTIAL LIFE CORPORATION
                            (Registrant)


                            By  /s/ Herbert Kurz
                                Herbert Kurz, President


                                INDEX TO EXHIBITS


Exhibit
Number                       Description of Documents

5.1 Opinion of Morgenthau, Greenes, Goldfarb & Aronauer, P.C., with respect to the legality of the shares being registered

23.1          Consent of Deloitte & Touche LLP,
              independent accountants

23.2          Consent of Morgenthau, Greenes, Goldfarb &
              Aronauer, P.C., (included in Exhibit 5.1)

24.1          Powers of attorney (included at page S-4)

28.1          1996 Stock Incentive Plan

28.2          Rules Relating to Stock Options and Stock
              Appreciation Rights under the 1996 Stock
              Incentive Plan



                          PRESIDENTIAL LIFE CORPORATION

                         INCENTIVE STOCK OPTION AGREEMENT


        KNOW ALL MEN BY THESE PRESENTS:

        For valuable consideration, receipt whereof is hereby acknowledged, PRESIDENTIAL LIFE CORPORATION, a Delaware corporation (hereinafter called the "Company"), hereby grants to whose address is


(hereinafter called the "Optionee"), an Incentive Stock Option as defined by
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), subject to terms and conditions hereof, to purchase from the Company an
aggregate of       shares of the common stock of the Company, $.01 par
value per share (hereinafter called the "Option"), at a price of $     per
share (hereinafter called the "Option Price").

        The within option shall be exercisable in installments as follows prior to the close of business five (5) years from the date hereof (hereinafter referred to as the "Termination Date"):

        Optionee may purchase from the Company on and after:

              1 year from grant date, 25% of shares granted;

              2 years from grant date, 25% of shares granted;

              3 years from grant date, 25% of shares granted;

              4 years from grant date, 25% of shares granted.

        Unless the Optionee ceases to be employed by the Company, the right of the Optionee to purchase shares subject to any installment may be exercised in whole at any time or in part from time to time prior to the Termination Date.

        The Option Price is acknowledged by the Company and the Optionee to be not less than 100% of the fair market value of the common stock of the Company, $.01 par value per share (hereinafter called the "Common Stock"), on the date hereof.

        The Option may be exercised only after the Optionee shall have been in the employ of the Company or an Affiliate for a minimum period of two (2) years. Thereafter, the Option may be exercised at any time or from time to time, in whole or in part, as to all shares which have become purchasable hereunder. For purposes of this Agreement, "Affiliate" shall mean any entity, as may from time to time be designated by the Compensation
Committee of the Board of Directors of the Company (hereinafter called the "Committee"), that is a subsidiary corporation of the Company (within the meaning of Section 424 of the Code) and each other entity directly or indirectly controlling or controlled by or under common control with the Company.

        Subject to the provisions of this Agreement, the Option shall be exercised by written notice to the Company stating the number of shares of Common Stock with respect to which it is being exercised and the desired time of the delivery thereof, which time shall be no less than fifteen (15) nor more than thirty (30) days after the giving of such notice, unless otherwise mutually agreed upon. At the time specified in such notice, the Company shall, without transfer or issue tax or other incidental expense to the Optionee, deliver to the Optionee at the office of the transfer agent of the Company or such other place as may be mutually acceptable, a certificate or certificates for such shares out of theretofore unissued shares or reacquired shares of Common Stock, as the Company may elect, against payment of the Option Price for all of the shares being exercised in New York Clearing House funds by certified or bank cashier's check or the equivalent thereof acceptable to the Company.

        Unless there is an effective registration statement covering the shares of Common Stock to be acquired by the Optionee upon exercise of the Option, Optionee warrants and represents to the Company that any such shares will be acquired by him for his own account for investment and not with a view to the distribution or resale of any such shares, and agrees that upon any such exercise he will reconfirm in writing to the Company such warranty and representation with respect to any shares then being purchased hereunder. The obligation of the Company to issue and sell or transfer and sell shares of Common Stock hereunder is expressly conditioned upon such representation and warranty by Optionee.

        Notwithstanding the foregoing, the Company may postpone the time of delivery of the certificates for shares of Common Stock for such additional time as the Company shall deem necessary or desirable to enable it to comply with listing requirements of any securities exchange upon which the Common Stock may be listed, the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or any Rules or Regulations of the Securities and Exchange Commission promulgated thereunder, or the requirements of applicable state laws relating to authorization, issuance or sale of securities.

        If the Optionee fails to accept delivery of and pay the Option Price for all or any part of the number of shares specified in such notice upon tender of delivery thereof, his right to exercise the Option with respect to such undelivered shares may be terminated. The Option can be exercised only with respect to full shares.

        During the Optionee's lifetime, the Option shall be exercisable only by him, and neither it nor any right hereunder shall be transferable or shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than by or to the Company), except (i) by will or the laws of descent and distribution; or (ii) subject to the prior approval of the Committee, for transfers to members of the Optionee's immediate family, charitable institutions, trusts whose beneficiaries are members of the Optionee's immediate family and/or charitable institutions, or to such other persons or entities as may be approved by the Committee, in each case subject to the condition that the Committee be satisfied that such transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration) being received therefor. In the event of any attempt by the Optionee to alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the Option or any right thereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Optionee and it shall thereupon become null and void.

        If, prior to the Termination Date, the Optionee shall cease to be employed by the Company or an Affiliate (otherwise than by reason of the death of the Optionee), the Option, and all rights hereunder to the extent that such rights shall not have been exercised, shall terminate on the earlier of: (a) the date the Option expires in accordance with the terms hereof or the requirements of Section 422 of the Code or (b) the expiration of the following period: (i) twelve (12) months, if employment ceased due to permanent and total disability; (ii) eighteen (18) months, if employment ceased at a time when the Optionee was eligible to elect immediate commencement of retirement benefits under a pension plan to which the Company has made contributions; (iii) eighteen
(18) months if the Optionee died while employed by the Company; or (iv) three
(3) months if employment ceased for any other reason, provided, however, that if his employment shall have been terminated for cause, the Option shall terminate immediately.

        If the Optionee dies while he is employed by the Company or an Affiliate or within three (3) months after cessation of his employment (unless such termination was for cause ), the Option may be exercised, to the extent exercisable on the date of his death, by a legatee or legatees of the Option under the Optionee's last will, or by Optionee's executors, personal representatives or distributees, at any time permissible under the terms of the previous paragraph.

        If the Company shall declare a stock dividend or subdivide or combine its Common Stock, or any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the Option, the Committee shall forthwith take any such action as in its judgment shall be necessary to preserve to the Optionee rights substantially proportionate to the Optionee's rights existing prior to such event. It is expressly understood that to the extent that, in the judgment of the Committee, the application of the preceding sentence would prevent the Option from qualifying as an incentive stock option as that term is defined in
Section 422 of the  Code, such provision shall be of no force or effect.
It is further understood that no action shall be taken by the Committee under such sentence which, in its judgment, would constitute a modification, as that term is defined in Section 422 of the Code.
The judgment of the Committee with respect to any matter referred to in this paragraph shall be conclusive and binding upon the Optionee.

        In the event the Optionee disposes of any shares of Common Stock acquired pursuant to the exercise of the Option within three (3) years from the date hereof or within six (6) months after the transfer of such shares to him upon his exercise of the Option (whether by sale, exchange, gift or otherwise), he will notify the Company in writing within thirty
(30) days after such disposition.

        The Optionee agrees that he will remain in the employ of the Company or an Affiliate for a period of at least one (1) year after the date hereof and will perform such duties and receive such compensation as the Board of Directors of the Company or the Committee shall reasonably determine from time to time; provided, however, that neither the granting of the Option nor the exercise thereof shall be construed as granting to the Optionee any right with respect to continuance of employment by the Company or an Affiliate. The right of the Company or an Affiliate to terminate (whether by dismissal, discharge, retirement or otherwise) the Optionee's employment with it at any time, at will, or as otherwise provided by any agreement between the Company and the Optionee, is specifically reserved. Neither the Optionee nor any person entitled to exercise his rights in the event of his death shall have any of the rights of a stockholder with respect to the shares subject to the Option, except to the extent that certificates for such shares shall have been issued upon the exercise of the Option as provided for herein.

        The Option shall be wholly void and of no effect after the close of business on a date five (5) years from the date hereof, or, if such date is a Saturday, Sunday or legal holiday, after the close of business on the next ensuing business day.

        For purposes of this Agreement, whenever necessary or appropriate, the neuter gender shall be deemed to include the masculine and the feminine, the masculine to include the feminine and the feminine to include the masculine.


        IN WITNESS WHEREOF, PRESIDENTIAL LIFE CORPORATION, has caused this Agreement to be executed by its officers, thereunto duly authorized, as of
the    day of      ,        .

                                 PRESIDENTIAL LIFE CORPORATION

                                 By:  /s/ Herbert Kurz
                                 Herbert Kurz, President

ATTEST:

/s/ Michael V. Oporto
Michael V. Oporto, Treasurer


ACCEPTED:

/s/ Optionee
Optionee

Date: